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                                                                 EXHIBIT 10 (cc)




                                                                October 12, 1999



Mr. Philip M. Ford
30 Lake Forest Court South
St. Charles, MO  63301

RE:  SPECIAL SEPARATION AGREEMENT

Dear Phil:

         As we have discussed, your employment relationship with ESCO is being terminated effective December 31,1999 (referred to in this Agreement as the "Effective Date" or "Separation Date") and you agree to end your active employment on or before that date when requested to do so in writing by ESCO. It is important, therefore, to set forth all of the terms concerning your termination in exchange for your release of all claims and demands of every nature and description (except as expressly preserved below) against ESCO (as defined below) in this Special Separation Agreement and Release ("Agreement"). The following constitutes all of the terms of our Agreement:

         1. PARTIES. In this Agreement, "you" means Philip M. Ford together with your heirs, executors, successors, personal representatives, assigns and all other persons and entities claiming by and through you. By "ESCO" we mean to include ESCO Electronics Corporation, the parent corporation and all of its subsidiaries, all of their related corporations, affiliates, including without limitation, partnerships, departments, divisions, organizations, entities, benefit plans, successors and assigns of each and all of them, and their fiduciaries, administrators, partners, directors, officers, agents, attorneys and employees of any of them.

         2. SPECIAL SEPARATION COMPENSATION AND BENEFITS.

         (a) ESCO shall continue to pay you (or your estate, if you die) your Base Salary at the rate in effect at the date of your Separation from Service ("Separation") for 24 months following such Separation ("Special Benefit Period"). The payments will be deposited into your checking account on each regular employee pay day, commencing with the first regular employee pay day after December 31, 1999. Except as provided herein, ESCO shall have no obligation to make any further payment of compensation or benefits to you (including without limitation, salary, vacation pay, severance pay, or pension contributions) and shall have no obligation to provide you with any fringe benefits (including without limitation life insurance, dental insurance, health and medical insurance, and disability protection).


          (b) As a supplement to the payment of the your base salary rate under subparagraph a, above, ESCO shall also pay you (or your estate, if you die) your Average Performance Compensation Plan ("PCP") Percentage (as hereinafter defined) for 24 months following such separation. For this purpose, your Average PCP Percentage shall be your average annual percentage (of base salary) under ESCO's Performance Compensation Plan for the five


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consecutive fiscal years immediately preceding the fiscal year in which the
Separation occurs (disregarding the highest and lowest percentage).

         (c) The lump sum actuarial equivalent of a supplemental retirement benefit equal to the difference between (a) the amounts which would have been payable under any tax-qualified defined benefit retirement plan (and any non-qualified supplement to such plan) of ESCO's applicable to you (collectively, the "Retirement Plan") if you had remained employed by the Company at your Base Salary and Average PCP rate for two years after the Date of Separation and (b) the amounts actually payable under the Retirement Plan.

         (d) If you are eligible for participation in the ESCO's retiree medical plan, you shall participate therein in accordance with its terms; otherwise upon proper application by you and payment of the employee portion of the premium, ESCO shall furnish you medical continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided that during the period of your eligibility you will pay only the rate which active employees pay for similar coverage for up to 18 months. ESCO reserves the right to change insurance carriers and benefits for active employees during this period with the possibility of corresponding changes in and effects on your coverage.


         (e) ESCO shall continue to provide you the financial planning services which ESCO was providing at the date of such Separation, until the federal income tax filing deadline for your second taxable year following the taxable year during which such Separation occurs.


         (f) Your life insurance and long term disability benefits will terminate in accordance with these programs in effect at the time of such Separation.


         (g) You shall have the right to convert any split dollar life insurance policy on your life which is in effect at the date of such Separation into an individual policy with you as the sole owner of such policy, except that ESCO shall be entitled to repayment of all premiums paid by ESCO on such policy.


         (h) ESCO shall continue to pay your club membership dues and related fees (which it is paying at the time of such Separation) for 24 months following such Separation, or until your death, if you die during such 24 month period.


         (i) ESCO shall continue to lease for your benefit, the automobile which it is leasing at the date of such Separation, for 24 months following such separation or until your death if you die during such two year period. Upon the expiration of such 24 month period, if you are still alive, ESCO shall purchase such automobile and transfer all right, title and interest in it to you.


         (j) All outstanding stock options shall become fully exercisable, all restricted shares shall become fully vested, and all awards outstanding under the ESCO's Performance Share Plan shall be considered fully earned and vested and shall be paid out upon such Separation, in accordance with the terms of the plan(s).




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         3. REGULAR AND ENHANCED BENEFITS. Attached to this letter as a
Supplement is a schedule listing those regular employment benefits which survive this Agreement and a more detailed explanation of certain enhanced benefits. This Supplement also describes all of the regular (that is, non-severance) compensatory amounts and benefits (the "Regular Benefits") which are accrued and payable to you as of your last day of employment. The amounts, terms, and conditions of those Regular Benefits which are governed by separate written employee benefit plans, programs, or agreements (the "Benefit Plans") are not fully set forth on the Supplement and such Regular Benefits shall continue to be governed by their respective Benefit Plans; the terms of the Benefit Plans are not modified by this Agreement. You acknowledge that under the terms of the Benefit Plans themselves, the termination of your employment may adversely affect some or all of the Regular Benefits referred to in the Supplement, or require you to act promptly to avoid a forfeiture or other adverse result. You acknowledge that you have reviewed the terms of the Benefit Plans and understand how those terms affect your Regular Benefits in connection with your Separation.



         4. (a) RELEASE OF ESCO. In consideration of the enhanced Special Separation Payment and Benefits described in Paragraph 2, the other provisions set forth herein, and other good and valuable consideration, except for enforcement of the provisions and benefits specifically and explicitly promised, preserved and set forth in this Agreement, you do hereby voluntarily and knowingly, both individually and as a member of any class, and on behalf of your heirs, personal representatives, successors, and assigns, RELEASE, ACQUIT AND FOREVER DISCHARGE ESCO, its predecessors, successors and assigns, subsidiary and affiliated corporations, firms, partnerships, business entities, and benefit plans, and all of their officers, directors, employees, agents, fiduciaries, administrators, partners, and attorneys, FROM ANY AND ALL DEMANDS, CLAIMS, ACTIONS AND DAMAGES (whether known or unknown, foreseen or unforeseen, direct or indirect, liquidated or not yet fully in being) of every nature and description including, but not limited to, back pay, front pay, statutory liquidated damages, compensatory and punitive damages, liabilities, suits, costs, expenses, and compensation in any form, including attorneys' fees and reinstatement, in any way arising in whole or in part, out of your employment with and the Separation of your employment on or about the Effective Date including, but not limited to, any and all of your rights under any and all federal, state or local statutes, regulations, ordinances, executive orders, policies or under common law or any alleged employee policy, manual, or contract of employment governing ESCO's employment practices, the terms and conditions of your employment, or any benefits of any nature and description allegedly contracted for or promised to you, except only those sums specifically set forth in the foregoing provisions of this Agreement. THE FOREGOING INCLUDES YOUR AGREEMENT TO WAIVE AND RELEASE ANY AND ALL RIGHTS under all federal, state or local constitutional and statutory provisions, orders and regulations prohibiting discrimination based on race, color, sex, age, religion, handicap or disability, national origin, ancestry, citizenship, disabled or other veteran's status or any other type of employment discrimination prohibited by applicable law, including, but not limited to, (a) Title VII of the Civil Rights Act of 1964, as amended, (b) The Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), (c) The Civil Rights Acts of 1866, 1870 and 1871, (d) The Civil Rights Act of 1991, (e) The United States, and Missouri Constitutions,
(f) The National Labor

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Relations Act, (g) The Employee Retirement Income Security Act, (h) The
Americans with Disabilities Act, (i) the Family and Medical Leave Act (j) The Employee Retirement Income Security Act, (k) The Missouri Human Rights Act, (l) and Missouri Service Letter Statute, and (m) all other federal, state and local civil rights acts, regulations, orders and executive orders relating to any term, condition or privilege of employment.

         (b) You acknowledge and agree that you are fully aware that there are various federal, state and municipal laws which prohibit employment discrimination based on (among other personal characteristics) the following: race, color, age, sex, pregnancy, marital status, sexual orientation, citizenship, religion, creed, national origin or ancestry, military or national guard service, disability, handicap, mental, psychological record or prior convictions, or entitlement to pension or employee benefits including retirement, pension, stock or other incentive plans, and severance.

         (c) You also acknowledge and agree that you fully understand and are aware that there are federal, state and municipal agencies which enforce and administer these laws and ensure their enforcement.

         5. COVENANT NOT TO SUE. You agree never to institute, directly or indirectly, any proceeding of any kind against ESCO on account of any matters over which you have waived your rights in this Agreement, and to tender back the Special Separation Pay and extra benefits enumerated in Paragraph 2, together with interest at the rate of Nine Percent (9%) per annum, prior to attempting to bring any such suit.

         6. ACKNOWLEDGMENT OF CONSIDERATION TO WHICH YOU WOULD NOT OTHERWISE BE ENTITLED. You acknowledge that under this Agreement you are to receive consideration to which you would not otherwise be entitled, absent this Agreement. This consideration includes the Special Separation Pay and Benefits described in Paragraph 2.

         7. You acknowledge that you have been given the opportunity to consult with an attorney regarding this agreement, and that you fully understand this agreement and the effect of signing it.

         8. ACCEPTANCE PERIOD. ESCO has informed you and you acknowledge that you have up to forty-five (45) days from the date you receive this Agreement to sign and accept it. It will then not become effective until eight (8) days after you sign it. During the seven (7) days after you execute this document you may revoke your acceptance. If you choose to revoke this Agreement, you must notify ESCO no later than seven (7) days after you sign it. If you do not return the signed Agreement to D. J. Moore within forty-five (45) days after receiving this Agreement, ESCO will consider your non-action a refusal to agree to this Agreement. You will, therefore, not be given the consideration described in Paragraph 2 or any other discretionary payments or benefits provided herein.

         9. OWBRA INFORMATION FURNISHED: You acknowledge receipt, on October 12, 1999 of Attachment "A" to this Agreement.

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         10.      CONFIDENTIAL  INFORMATION:  ESCO  PROPERTY,  NONSOLICITATION;
ESCO INTERESTS. By and in consideration of the benefits to be provided by ESCO hereunder, including the Special Separation pay arrangements set forth herein, you agree that:

         (a) You will hold in a fiduciary capacity for the company and you will not, during the period of your employment, disclose to anyone, directly or indirectly, any trade secret or confidential information regarding the business of ESCO Electronics Corporation or any subsidiary company. Confidential Information for this purpose shall include, but not be limited to, trade secrets, audit information, ethics investigation information, product information, engineering information, manufacturing information, customer lists, employees, ESCO policies and procedures, bidding and proposal information or strategy, product cost or pricing information, any employee's compensation, benefits or skills and specialties and financial information (i) obtained by you during your employment by ESCO, and (ii) not otherwise public knowledge (other than because of an unauthorized act by you or another individual). Upon your Separation, you will return to ESCO all such Confidential Information in your possession which is in written, tangible, electronic, magnetic, or other reproducible form without retaining any copies thereof. After Separation of employment, you shall not communicate or divulge such Confidential Information to anyone except (a) an authorized representative of ESCO, or (b) to someone else when compelled by an order or subpoena of a court or other governmental body after at least two (2) weeks prior written notice to ESCO, if possible, and if such written notice is not possible, then with as much written or oral notice as is possible under the circumstances.

         (b) Upon your Separation you shall immediately return to ESCO all of ESCO's property, including without limitation, keys, credit cards, files, lists, records, personal computers and related equipment, including computer disks and other data used by you or ESCO in rendering services hereunder, or otherwise, which may be in the Employee's possession or under your control, or to which you have access, without retaining any copies or computerized duplicates thereof.

         (c) You will not solicit or otherwise induce any employee of ESCO or any ESCO Affiliate to leave the employ of ESCO or such ESCO Affiliate or to become associated, whether as an employee, officer, partner, director, consultant or otherwise, with any business organization.


         (d) You will not, during the period of your employment and for a period of two (2) years from the date you cease to be employed by ESCO, directly or indirectly, either for yourself or for any other person, divert or take away or attempt to divert or take away (call on or solicit or attempt to call on or solicit) any of the Company's customers or distributors, including, but not limited to, those with whom you became acquainted as an employee of ESCO. You specifically agree that the two (2) year period is reasonable in light of the payments and benefits provided by ESCO pursuant to this Contract.


         If you fail to comply with any of the undertakings hereunder, no further payments or benefits shall be provided by ESCO.

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         11. ENTIRE AGREEMENT. You agree that this document contains the final and entire agreement between you and ESCO and that there are no representations, inducements, arrangements or promises made by ESCO to you, or on which you relied in executing this Agreement, either oral or written, other than those expressly contained herein.

         12. GOVERNING LAW AND SEVERABILITY. This Agreement has been entered into in the State of Missouri, and the validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of Missouri; exclusive of its choice of law provisions. Furthermore, any claim, dispute or disagreement which may arise must be resolved within the State of Missouri and in accordance with the substantive laws of the State of Missouri governing contracts entered into and performed within the State. You agree to the jurisdiction of the courts of this State and will use such courts to resolve any dispute not resolved by discussions and negotiation of the parties.

         The invalidity or unenforceability of any provision of this Agreement in any circumstance shall not affect the validity or enforceability of any other provision of this Agreement, and except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent that such provision is prohibited or unenforceable, without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         13. WAIVER OF BREACH. Failure of either party to exercise any of its rights outlined in this Agreement shall not be construed as a Waiver or prevent any party from thereafter enforcing the terms and conditions of the Agreement.

         14. TERMINATION OF EMPLOYMENT IN CONNECTION WITH A CHANGE OF CONTROL. Prior to December 31, 1999, while you are actively employed, if your employment is terminated in connection with a Change of Control under circumstances which would cause the benefits described in ESCO's Severance Plan (the "Severance Plan") to become payable to you (the "Severance Plan Benefits"), no further compensation or benefits of any kind shall be payable under this Agreement but the Severance Plan Benefits shall be paid in accordance with the terms of the Severance Plan.

         15. NON-ADMISSION. You agree and acknowledge that ESCO does not admit in any way that the terms and conditions of your employment or your Separation from ESCO was in any way improper. Neither this Agreement or the offer this Agreement describes constitutes, nor shall it be construed as, an admission by ESCO of any liability or wrongdoing or any violation of federal, state or local laws, regulation or ordinance and, to the contrary, any such interpretation or inference is specifically denied.

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         16. DISCLOSURE. You agree that you will not disclose the terms of this
Agreement to any person other than your spouse, your attorney, or a financial advisor without the written consent of ESCO. You agree to advise such persons that the terms of this Agreement are confidential. Breach of this provision shall be considered a material breach of this Agreement.

         17. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.

         18. REMEDIES. ESCO and you agree that, if either party breaches any of the provisions of this Agreement, the non-breaching party shall be entitled to all legal and equitable remedies provided by law, including restitution of any monies paid pursuant to this Agreement. Moreover, the party that prevails in any litigation related to a breach of this agreement shall be entitled to be reimbursed by the opposing party for reasonable attorneys' fees, expenses and court costs incurred in such litigation.


         19. CONSULTANT SERVICES. ESCO may ask you to serve as a consultant to ESCO from time to time after your employment ceases. Until January 1, 2002, you agree to perform such consulting services as part of this Agreement and recognize that this Agreement covers such consulting services without any additional compensation other than provided herein.



                                  ESCO ELECTRONICS CORPORATION


                                  By: /s/ D.J. Moore
                                     -------------------------------------------

                                  Title: Chairman, President & CEO
                                        ----------------------------------------

                                  Date: October 12, 1999
                                       -----------------------------------------


I ACKNOWLEDGE THAT I HAVE FULLY READ THE ABOVE AND VOLUNTARILY ACCEPT IT WITH KNOWLEDGE THAT IT CONTAINS EVERYTHING I HAVE BEEN PROMISED AND A FULL AND COMPLETE RELEASE OF ALL CLAIMS OF EVERY NATURE AND DESCRIPTION AGAINST ESCO (AS DEFINED IN PARAGRAPH NUMBER 1, ABOVE).

                                  /s/ Philip M. Ford
                                  ----------------------------------------------
                                  Philip M. Ford

                                  October 27, 1999
                                  ----------------------------------------------
                                  Date



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